Exhibit 99.1

Bruker BioSciences Reduces Second Quarter Estimates;

Reports Strong Growth in New Order Bookings and Backlog

Billerica, Massachusetts – July 15, 2004 – Bruker BioSciences Corporation (NASDAQ: BRKR) announces that it now estimates second quarter 2004 revenue at $63 to $65 million, while previously the Company had guided to $70 to $74 million in revenue.  Based on these revised revenue figures, the Company now anticipates an adjusted net loss of $(0.03) to $(0.05) per share for the second quarter 2004, compared to previously estimated net income of $0.00 to $0.02 per share.  These preliminary second quarter 2004 revenue and adjusted EPS estimates are subject to final accounting and audit processes and therefore could change.

Frank Laukien, President and CEO, stated:  “In general, we are experiencing a lengthening in the time from order booking to customer acceptance.  Both of our operating companies have introduced significant new products in the last few quarters.  These new products are driving our bookings growth, but are taking longer to become revenue.  In addition, the mix of new orders is impacting our revenue, with strong order bookings for product lines with longer lead times.  We also experienced some impact from the weakening of the Euro between the first and second quarter 2004, customer site delays, and bookings activity weighted toward the end of the second quarter.  We expect that all of our new products will begin to ship in the second half of this year.  However, we do not expect to fully make up the second quarter revenue shortfall during the rest of the year.”

Dr. Laukien expanded on the general business situation: “We believe that this is a transitional issue, and that our business fundamentals and demand for our products remain strong.  In fact, our new order bookings as well as our backlog growth have been very satisfactory in both the first and now the second quarter.  In the first half of 2004, our new order bookings grew more than 15% when compared to the first half of 2003, in line with our long-term revenue growth goals.  Moreover, as of June 30, 2004 our backlog has increased more than 20% when compared to June 30, 2003.  This bodes well for the second half of this year.  These healthy bookings and backlog trends also demonstrate that our products are competitive and that the markets we serve are strong.  Accordingly, we maintain our long-term top-line growth goal of 13-15%.”

The Company intends to give more detailed guidance for the third quarter when it releases its second quarter 2004 financial results on Tuesday, August 3, 2004 after the market closes.  This earnings release will be followed by an operator-assisted earnings conference call at 4:30 p.m. Eastern Daylight Time that same day.  To listen to the webcast, investors can go to www.bruker-biosciences.com and click on the live web broadcast symbol.  The webcast will be available through the Company web site for 30 days.

Investors can also listen and participate on the telephone in the US and Canada by calling 888-339-2688, or 617-847-3007 outside the US and Canada.  Investors should refer to the Bruker BioSciences Quarterly Earnings Call.  A telephone replay of the conference call will be available one hour after the conference call by dialing 888-286-8010 in the US and Canada, or 617-801-6888 outside the US and Canada, and then entering replay pass code 36523383.

ABOUT BRUKER BIOSCIENCES

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker Daltonics Inc. and Bruker AXS Inc. Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry. Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on X-ray technology.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2003, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

Contact:	Michael Willett, Investor and Public Relations
Tel: (978) 663-3660
Email: ir@bruker-biosciences.com